Exhibit 99

ROCKY SHOES & BOOTS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951
Investor Relations:	Integrated Corporate Relations, Inc.
Brendon E. Frey/Chad A. Jacobs
(203) 682-8200
Media Relations:	Integrated Corporate Relations, Inc.
Megan McDonnell
(203) 682-8200
ROCKY SHOES & BOOTS, INC. REPORTS RECORD THIRD QUARTER REVENUES AND
EARNINGS
— Third Quarter Revenues Increase 88.0% to a Record $94.1 million —
— Reports Record Third Quarter Diluted Earnings Per Share of $1.15 —
NELSONVILLE, Ohio, October 26, 2005 – Rocky Shoes & Boots, Inc. (Nasdaq: RCKY) today announced record financial results for the third quarter and nine month period ended September 30, 2005.
For the three months ended September 30, 2005, net sales increased 88.0% to a record $94.1 million compared to $50.1 million for the corresponding period a year ago. Net income rose to a record $6.5 million versus net income of $4.9 million and diluted earnings per share increased to $1.15 versus $0.98 last year.
For the nine months ended September 30, 2005, net sales increased 122.5% to a record $221.1 million compared to net sales of $99.4 million for the nine months ended September 30, 2004. Net income rose to a record $10.4 million versus net income of $6.4 million a year ago, and diluted earnings per share increased to $1.86 versus $1.30 for the corresponding period last year.
On January 6, 2005, Rocky Shoe & Boots, Inc. completed the acquisition of EJ Footwear Group. The results for the three month and nine month period ended September 30, 2005 represent the performance of the consolidated company, while the year ago results reflect Rocky Shoes & Boots on a stand-alone basis.
Mike Brooks, Chairman and Chief Executive Officer of Rocky Shoes & Boots, stated, “As we previously announced, third quarter sales of our outdoor footwear were weaker than expected, partially offset by strength in our work and western categories. While we are disappointed with our recent results, we remain very confident in the vitality of our brands and optimistic about our prospects for growth.”
Third Quarter Results
Net sales for the third quarter increased 88.0% to $94.1 million compared to $50.0 million a year ago. The third quarter results reflect the acquisition of EJ Footwear, which contributed $43.8 million in revenue during the three month period ended September 30, 2005.
Gross profit in the third quarter of 2005 increased to $34.1 million, or 36.2% of sales, from $16.0 million or 32.0% of sales, for the same period last year. The 420 basis point increase was primarily due to sales of EJ Footwear product which carry a higher gross margin than Rocky products.
Selling, general and administrative (SG&A) expenses were $21.8 million, or 23.2% of sales for the third quarter of 2005 compared to $8.3 million, or 16.6% of sales, a year ago. The increase was primarily a result of higher SG&A associated with the EJ Footwear business.
Income from operations increased to $12.3 million or 13.0% of net sales for the period from $7.7 million or 15.3% of net sales in the prior year.

Nine Month Results
Net sales for the nine months ended September 30, 2005 increased 122.5% to $221.1 million compared to $99.3 million a year ago. This was primarily a result of the EJ Footwear acquisition, which contributed $121.6 million in revenue during the period.
Gross profit increased to $84.0 million, or 38.0% of sales, from $29.4 million or 29.6% of sales, for the same period last year. The 840 basis point increase was primarily due to sales of EJ Footwear product which carry a higher gross margin than Rocky products.
Selling, general and administrative (SG&A) expenses were $62.0 million, or 28.0% of sales compared to $19.0 million, or 19.2% of sales, a year ago. The increase was primarily a result of higher SG&A associated with the EJ Footwear business.
Income from operations increased to $22.0 million or 10.0% of net sales versus $10.3 million or 10.4% of net sales in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at September 30, 2005 was $127.5 million versus $32.9 million at September 30, 2004. The year-over-year increase was principally due to borrowings under the credit facility to fund the purchase of EJ Footwear. Interest expense increased to $2.5 million for the third quarter fiscal 2005, versus $0.4 million for same period last year, primarily due to the increase in borrowings.
Inventory
Inventory increased to $77.3 million at September 30, 2005 compared with $38.7 million on the same date a year ago, primarily due to the acquisition of EJ Footwear.
Outlook
The Company stated it remains comfortable with its previously updated guidance for fiscal 2005 of net sales in the range of $294 million to $296 million and diluted earnings per share in the range of $2.25 to $2.29. The Company also reaffirmed its fiscal 2006 guidance of net sales between $313 million to $318 million and diluted earnings per share in the range of $3.05 to $3.15.
It is important to note that Rocky Shoes & Boots filed a registration statement with the Securities and Exchange Commission on September 15, 2005 for a follow-on equity offering of 2.6 million shares of common stock consisting of 2 million primary shares offered by the Company and 600,000 shares offered by certain selling stockholders. If the equity offering is completed, there will be dilution to the Company’s forward looking guidance that is not currently reflected in the guidance issued today, October 26, 2005.
Mr. Brooks concluded, “We are very pleased with our accomplishments year-to-date, particularly our record sales and profits, as well as our ability to successfully integrate the Rocky and EJ organizations. Looking ahead, we have a tremendous opportunity to increase our share of the market and expand our position in the industry. Our entire Company is focused on achieving our strategic goals and delivering long-term value to our shareholders.”
About Rocky Shoes & Boots, Inc.
Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, occupational, and casual footwear, as well as branded apparel and accessories. The Company’s footwear, apparel and accessories are marketed through several distribution channels, primarily under owned brands, ROCKY® and GATES®, and as a result of the acquisition of EJ Footwear, GEORGIA BOOT®, LEHIGH®, DURANGO, and the licensed brand DICKIES®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding sales and earnings guidance for fiscal 2005 (paragraph 16), the potential dilutive effect of a follow-on offering (paragraph 17), and the achievement of the Company’s strategic goals (paragraph 18). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004 (filed March 16, 2005) quarterly report on Form 10-Q for the quarter ended June 30, 2005 (filed August 9, 2005), and amended quarterly report on Form 10-Q for the quarter ended March 31, 2005 (filed September 13, 2005). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005		September 30, 2004
	Unaudited	December 31, 2004	Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$2,050,120	$5,060,859	$780,739
Trade receivables — net	83,711,308	27,182,198	45,522,136
Other receivables	1,629,606	1,114,959	782,285
Inventories	77,322,005	32,959,124	38,738,153
Deferred income taxes	1,297,850	230,151	959,810
Income tax receivable		2,264,531
Prepaid expenses	1,339,103	588,618	809,482

Total current assets	167,349,992	69,400,440	87,592,605
FIXED ASSETS — net	23,690,488	20,179,486	20,091,910
DEFERRED PENSION ASSET	1,347,825	1,347,824	2,499,524
IDENTIFIED INTANGIBLES	47,116,646	2,561,427	2,708,179
GOODWILL	20,620,543	1,557,861	1,557,861
OTHER ASSETS	4,072,998	1,658,616	587,942

TOTAL ASSETS	$264,198,492	$96,705,654	$115,038,021

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$13,242,936	$4,349,248	$6,704,676
Current maturities — long term debt	6,389,559	6,492,020	525,596
Accrued expenses:
Income taxes	3,222,774		2,354,207
Taxes — other	596,460	422,692	382,846
Salaries and wages	2,656,279	1,295,722	2,270,769
Other	2,717,026	1,228,708	1,328,492

Total current liabilities	28,825,034	13,788,390	13,566,586
LONG TERM DEBT — less current maturities	121,111,944	10,044,544	32,388,913
DEFERRED INCOME TAXES	18,527,196	1,205,814	262,907
DEFERRED LIABILITIES	1,472,442	296,108	2,232,671

TOTAL LIABILITIES	169,936,616	25,334,856	48,451,077
SHAREHOLDERS’ EQUITY:
Common stock, no par value;
10,000,000 shares authorized; issued and outstanding September 30, 2005 - 5,295,725; December 31, 2004 - 4,694,670; September 30, 2004 - 4,620,170	50,694,385	38,399,114	36,674,834
Accumulated other comprehensive loss	(889,564)	(1,077,586)	(1,950,400)
Retained earnings	44,457,055	34,049,270	31,862,510

Total shareholders’ equity	94,261,876	71,370,798	66,586,944

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$264,198,492	$96,705,654	$115,038,021

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
NET SALES	$94,087,786	$50,052,894	$221,105,507	$99,368,970

COST OF GOODS SOLD	60,014,309	34,056,404	137,100,919	69,977,667

GROSS MARGIN	34,073,477	15,996,490	84,004,588	29,391,303

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	21,820,251	8,323,464	61,966,723	19,047,531

INCOME FROM OPERATIONS	12,253,226	7,673,026	22,037,865	10,343,772

OTHER INCOME AND (EXPENSES):
Interest expense	(2,523,143)	(422,120)	(6,517,313)	(955,561)
Other — net	130,958	(54,404)	248,597	43,984

Total other — net	(2,392,185)	(476,524)	(6,268,716)	(911,577)

INCOME BEFORE INCOME TAXES	9,861,041	7,196,502	15,769,149	9,432,195

INCOME TAX EXPENSE	3,352,605	2,309,143	5,361,364	3,024,563

NET INCOME	$6,508,436	$4,887,359	$10,407,785	$6,407,632

NET INCOME PER SHARE
Basic	$1.23	$1.06	$1.99	$1.41
Diluted	$1.15	$0.98	$1.86	$1.30

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,289,736	4,605,800	5,232,964	4,530,867

Diluted	5,646,161	4,992,319	5,585,224	4,943,929